As filed with the Securities and Exchange Commission on May 29, 2025

Registration Statement No. 333-281109

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________________________

Post-Effective Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________________________________

HYPERSCALE DATA, INC.

(Exact name of registrant as specified in its charter)

_______________________________________

Delaware	3679	94-1721931
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification Number)

11411 Southern Highlands Parkway, Suite 190

Las Vegas, NV 89141

(949) 444-5464

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Henry C.W. Nisser

President and General Counsel

Hyperscale Data, Inc.

122 East 42nd Street, 50th Floor

New York, NY 10168

(646) 650-5044

(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________________________________

Copies of all communications to:

Spencer G. Feldman, Esq.

Kenneth A. Schlesinger, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of the Americas, 15th Floor

New York, New York 10019

Telephone: (212) 451-2300

_______________________________________

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is being filed by Hyperscale Data, Inc. (the “Registrant”), to withdraw and remove from registration all of the unsold securities under the Registration Statement on Form S-1 (File No. 333-281109) (the “Registration Statement”), which was originally filed with the U.S. Securities and Exchange Commission on July 30, 2024, was amended on September 26, 2024, November 5, 2024, January 14, 2025, and was declared effective on January 15, 2025.

The Registrant is terminating the offering of its remaining securities pursuant to the Registration Statement. The Registration Statement was filed in order to register for resale up to 1,500,000 of the Registrant’s shares of 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Preferred Shares”) that the Registrant had the right to direct Orion Equity Partners, LLC (“Orion”) to purchase upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement, dated as of June 25, 2024, as amended (the “Purchase Agreement”).

On May 28, 2025, the Registrant and Orion mutually agreed to terminate the Purchase Agreement pursuant to the execution of a termination agreement dated as of such date. The Registrant sold an aggregate of 261,778 Preferred Shares to Orion and received net proceeds of approximately $3,450,000 through the Purchase Agreement.

In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 29, 2025.

HYPERSCALE DATA, INC.

By:	/s/ William B. Horne
Name:	William B. Horne
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.